Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Next Technology Holding Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.0000 par value per share	(1)	Other	7,900,200	$6.66	$52,615,332.00	0.0001381	$7,266.18

Total Offering Amounts:						$52,615,332.00		7,266.18
Total Fee Offsets:								0.00
Net Fee Due:								$7,266.18

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Offering Note(s)

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee based on the average of the high and low prices per Common Stock as reported by the NASDAQ Capital Market on August 11, 2026.

Represents shares of the Registrant’s Common Stock that may be issued under the Next Technology Holding Inc. 2025 Equity Incentive Plan.